Exhibit 1.01

Cirrus Logic, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2014

This Conflict Minerals Report (the “Report”) has been prepared by Cirrus Logic, Inc. (the “Company”) pursuant to Rule 13p-1 and Form SD (the “Rule”), which were promulgated under the Securities Exchange Act of 1934. The Report covers the reporting period January 1, 2014, to December 31, 2014. The Securities and Exchange Commission (the “SEC”) adopted the Rule in order to implement the reporting and disclosure requirements related to “conflict minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain certain specified materials that are necessary to the functionality or production of their products. The specified materials, which are collectively referred to as the “Conflict Minerals,” are defined by the SEC as cassiterite, columbite-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (the “3TG” minerals).

According to the Rule, if a registrant has reason to believe that any of the 3TG minerals in their supply chain may have originated in the Covered Countries, or if the registrant is unable to determine that the 3TG minerals either did not originate in the Covered Countries or were from recycled or scrap sources, then the issuer must exercise due diligence on the source and chain of custody of the 3TG minerals. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola. The registrant must annually submit a report, a Conflict Minerals Report (the “CMR”), to the SEC that includes a description of those due diligence measures.

The CMR presented herein is not audited per the guidance from the Securities Exchange Commission dated April 29, 2014.

Company Overview

The Company develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The Company operates from headquarters in Austin, Texas, with offices in Phoenix, Ariz.; Edinburgh, Scotland; Europe, Japan and Asia.

This Report has been prepared by management of the Company, and includes the activities of all majority-owned subsidiaries and entities that are required to be consolidated.

Description of the Company’s Products Covered by this Report

This Report relates to products: (i) for which 3TG minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2014. For purposes of this Report, we have determined the following products include 3TG minerals that are necessary to the functionality or production of their products: (1) integrated circuits and (2) development and evaluation boards (“Boards”) sold by the Company (collectively, the “Covered Products”).

On April 29, 2014, Cirrus Logic and the board of directors of Wolfson Microelectronics plc., a public limited company incorporated in Scotland (“Wolfson”), agreed on the terms of a recommended cash offer to be made by Cirrus Logic for the acquisition of the entire issued and to be issued share capital of Wolfson (the “Acquisition”). The acquisition of Wolfson, a supplier of high performance, mixed-signal integrated circuits for the consumer electronics market, was completed on August 21, 2014. The Company had determined that it will need additional time to perform due diligence on the source and chain of custody of the 3TG minerals in Wolfson’s products, and therefore, those products are not covered by this Report.

The Company’s Due Diligence Process

The Company has conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the 3TG minerals. This RCOI was reasonably designed to determine whether any of the 3TG minerals originated in the Covered Countries and whether any of the 3TG minerals may be from recycled or scrap sources. Annex I includes a summary of the country of origin information collected as a result of our RCOI.

The Company also exercised due diligence on the source and chain of custody of the 3TG minerals. Our due diligence measures have been designed to conform, in all material respects, with the framework provided by the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).

The Company’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of 3TG minerals. In this regard, the Company does not purchase 3TG minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of 3TG minerals that are included in the Covered Products. Moreover, the Company believes that the smelters and refiners of the 3TG minerals are best situated to identify the sources of these materials, and therefore has taken steps to identify the applicable smelters and refiners of 3TG minerals in the Company’s supply chain.

In conjunction with its due diligence process, the Company has adopted a policy relating to 3TG minerals (the “Company Policy”), incorporating the standards set forth in the OECD Guidance. The Company Policy states that we expect our suppliers to source materials from environmentally and socially responsible supply chains. In addition, the Company Policy states that our suppliers must report at least annually the origin of the 3TG minerals used in the manufacture of our products. Specifically, suppliers are expected to utilize the Conflict Free Sourcing Initiative (CFSI) Conflict Minerals Reporting Template to report on the use of 3TG minerals used in the manufacture of our products. As outlined in the OECD Guidance, we participate in groups and forums focused on responsible sourcing of the 3TG minerals, including the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) Conflict Free Smelter (CFS) program, which audits smelters’ and refiners’ due diligence activities. The data on which we relied for certain statements in this report was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report for member “CRUS.”

More specifically, our due diligence process on the source and chain of custody of 3TG minerals includes the following steps:

•	Establishment of a strong company management system through:

•	The adoption of a Conflict Minerals Policy;

•	The establishment of an internal team of subject matter experts that includes members of our supply chain, purchasing, legal, and quality organizations, and is managed by our General Counsel;

•	The institution of processes for new suppliers whereby conflict mineral conformance is discussed during initial business reviews;

•	The inclusion of a flow-down clause in new or renewed supplier contracts relating to the sourcing of 3TG minerals;

•	We request our suppliers to abide by the Cirrus Logic Supplier Code of Conduct, which is intended to be based on the EICC Code of Conduct;

•	The strengthening of our participation in CFSI initiatives; and

•	The provision of multiple communication channels to serve as grievance mechanisms for early warning risk awareness, including the availability of an anonymous reporting hotline available to everyone for reporting possible violations of the Company’s policies.

•	Identification and assessment of risks by:

•	Identifying relevant first-tier suppliers to engage in our due diligence efforts;

•

Conducting a survey of our supply chain using the template known as the CFSI Reporting template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of 3TG minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website. The Template is being used by many companies in their due diligence processes related to 3TG minerals.

•	Identifying smelter usage by greatest volume and prioritizing efforts associated with our due diligence with those smelters;

•	Reviewing and validating smelter information provided by suppliers; and

•	Comparing the smelters identified by our suppliers against lists of smelters certified as conflict free through the Conflict Free Smelter Program.

•	Responding to identified risks by:

•	Reporting to senior management the findings derived from our due diligence efforts;

•	Designing and implementing training for relevant first tier suppliers to improve their systems of transparency and control; and

•	Devising and adopting a risk management strategy that seeks to ensure 3TG minerals in our supply chain are DRC conflict-free.

•	Auditing supply chain due diligence via our support for an industry-developed audit program through CFSI that is administered by independent third-party auditors. The efforts to determine mine or location of origin of conflict minerals through CFSI is described on the CFSI website at http://www.conflictfreesourcing.org.

•	Reporting on due diligence through our Specialized Disclosure Report on Form SD and Conflict Mineral Report filed with the SEC and publicly communicated on our website.

Due Diligence Results

For the 2014 calendar year, we focused our due diligence efforts on our integrated circuits, which accounted for over 99% of our revenue in 2014. Specifically, we requested a total of 11 manufacturers of our integrated circuits, which covered 100% of the integrated circuits that we sold in 2014, to respond to our inquiries relating to the use of 3TG minerals in our integrated circuits (or in the production of our integrated circuits). All 11 of those manufacturers responded to our request. Notably, many of the responses received provided data at company or divisional level for the supplier, and therefore, we were unable to specify the smelters or refiners used by our suppliers on a part-by-part basis. We were therefore unable to determine with certainty which smelters or refiners are actually in our supply chain, the country of origin of all of the 3TG each part contains, or whether such 3TG comes from recycled or scrap resources.

In addition, we requested information relating to the use of 3TG minerals from our major suppliers and contract manufacturers for Boards that were assembled in 2014, which represented less than 1% of our revenue during that year. A substantial majority of the responses received were incomplete and/or failed to provide data at a company or division level. We did not seek information related to each supplier of components that we used on these Boards. Therefore, based on the incomplete set of responses and data, we were unable to determine which smelters or refiners are actually in the supply chain for our Boards, the country of origin of all of the 3TG each part contains, or whether such 3TG comes from recycled or scrap resources.

Based on our due diligence efforts, we identified the facilities set forth in Annex II that could potentially have processed the necessary 3TG minerals in our products. None of the smelters identified in our supply chain are known to us as sourcing 3TG minerals that directly or indirectly finances or benefits armed groups in the DRC or adjoining countries. We have indicated the facilities that have been designated as “conflict free” by CFSI as of May 29, 2015. Of the 84 identified smelters in our supply chain, 81 (or 96%) of the identified smelters successfully passed the CSFI audit, thereby confirming their “conflict-free” status. Two of the remaining three smelters have committed to undergo an independent audit, but have not completed that audit (indicated as “CFSI active” or “TI-CMC/CFSI active” in Annex II). The final remaining smelter has joined the Tungsten Industry – Conflict Minerals Council (“TI-CMC”), and is working toward compliance through that organization. Accordingly, these three remaining smelters should be considered conflict undeterminable.

Risk Mitigation

Based on our initial efforts to collect data, we believe the main risks that we have identified are related to the lack of data and the quality of data, particularly with respect to our development boards and evaluation boards. We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TG minerals in our products could benefit armed groups in the DRC or adjoining countries:

a.	Continue to engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses, particularly with the suppliers of components for our Boards;

b.	Incorporate conflict minerals data review as part of our annual quality audits that we perform on 100% of our subcontractors;

c.	Continue to expand the information sought as it relates to our Boards to include the suppliers for components;

d.	Expand our due diligence efforts to include products from Wolfson, which was acquired on August 21, 2014;

e.	Prepare for an audit of our 2015 Conflict Minerals Report by engaging an independent third party to audit our 2014 Conflict Minerals Report;

f.	Continue participation with CFSI to expand the smelter and refiners participating in the Conflict Free Smelter Program; and

g.	Continue to work with the OECD or relevant trade associations to define and improve best practices and encourage responsible sourcing of 3TG minerals in accordance with the OECD Guidance.

Annex I

Argentina	Nigeria
Argola	Peru
Australia	Portugal
Austria	Republic of Congo
Belgium	Russia
Bolivia	Rwanda
Brazil	Sierra Leone
Burundi	Singapore
Canada	Slovakia
Central African Republic	South Africa
Chile	South Korea
China	South Sudan
Colombia	Spain
Côte d’Ivoire	Suriname
Czech Republic	Switzerland
Djibouti	Taiwan
Egypt	Tanzania
Estonia	Thailand
Ethiopia	Uganda
France	United Kingdom
Germany	United States of America
Guyana	Vietnam
Hungary	Zambia
India	Zimbabwe
Indonesia
Ireland
Israel
Japan
Kazakhstan
Kenya
Lao
Luxembourg
Madagascar
Malaysia
Mongolia
Mozambique
Myanmar
Namibia
Netherlands

Annex II

Metal	Smelter Name	Smelter Identification	Smelter Status
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	CFSI compliant
Gold	Argor-Heraeus SA	CID000077	CFSI compliant
Gold	Asahi Pretec Corporation	CID000082	CFSI compliant
Gold	CCR Refinery – Glencore Canada Corporation	CID000185	CFSI compliant
Gold	Dowa	CID000401	CFSI compliant
Gold	Eco-System Recycling Co., Ltd.	CID000425	CFSI compliant
Gold	Heraeus Ltd. Hong Kong	CID000707	CFSI compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	CFSI compliant
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	CFSI compliant
Gold	Johnson Matthey Inc	CID000920	CFSI compliant
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	CFSI compliant
Gold	Kennecott Utah Copper LLC	CID000969	CFSI compliant
Gold	Kojima Chemicals Co., Ltd	CID000981	CFSI compliant
Gold	LS-NIKKO Copper Inc.	CID001078	CFSI compliant
Gold	Materion	CID001113	CFSI compliant
Gold	Matsuda Sangyo Co., Ltd.	CID001119	CFSI compliant
Gold	Metalor Technologies (Hong Kong) Ltd	CID001149	CFSI compliant
Gold	Metalor Technologies SA	CID001153	CFSI compliant
Gold	Metalor USA Refining Corporation	CID001157	CFSI compliant
Gold	Mitsubishi Materials Corporation	CID001188	CFSI compliant
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	CFSI compliant
Gold	Nihon Material Co. LTD	CID001259	CFSI compliant
Gold	Ohio Precious Metals, LLC	CID001322	CFSI compliant
Gold	PAMP SA	CID001352	CFSI compliant
Gold	Rand Refinery (Pty) Ltd	CID001512	CFSI compliant
Gold	Royal Canadian Mint	CID001534	CFSI compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CID001622	CFSI compliant
Gold	Solar Applied Materials Technology Corp.	CID001761	CFSI compliant
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	CFSI compliant

Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	CFSI compliant
Gold	Tokuriki Honten Co., Ltd	CID001938	CFSI compliant
Gold	Umicore SA Business Unit Precious Metals Refining	CID001980	CFSI compliant
Gold	United Precious Metal Refining, Inc.	CID001993	CFSI compliant
Gold	Valcambi SA	CID002003	CFSI compliant
Gold	Western Australian Mint trading as The Perth Mint	CID002030	CFSI compliant
Tantalum	Global Advanced Metals Boyertown	CID002557	CFSI compliant
Tantalum	H.C. Starck Co., Ltd.	CID002544	CFSI compliant
Tantalum	H.C. Starck GmbH Goslar	CID002545	CFSI compliant
Tantalum	H.C. Starck GmbH Laufenburg	CID002546	CFSI compliant
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	CFSI compliant
Tantalum	H.C. Starck Inc.	CID002548	CFSI compliant
Tantalum	H.C. Starck Ltd.	CID002549	CFSI compliant
Tantalum	H.C. Starck Smelting GmbH & Co.KG	CID002550	CFSI compliant
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	CFSI compliant
Tantalum	Mitsui Mining & Smelting	CID001192	CFSI compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	CFSI compliant
Tantalum	Taki Chemicals	CID001869	CFSI compliant
Tantalum	Ulba	CID001969	CFSI compliant
Tin	Alpha	CID000292	CFSI compliant
Tin	Cooper Santa	CID000295	CFSI compliant
Tin	CV United Smelting	CID000315	CFSI compliant
Tin	EM Vinto	CID000438	CFSI compliant
Tin	Fenix Metals	CID000468	CFSI compliant
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CID000538	CFSI compliant
Tin	Malaysia Smelting Corporation (MSC)	CID001105	CFSI compliant
Tin	Metallo Chimique	CID001143	CFSI compliant
Tin	Mineração Taboca S.A.	CID001173	CFSI compliant
Tin	Minsur	CID001182	CFSI compliant
Tin	Mitsubishi Materials Corporation	CID001191	CFSI compliant
Tin	OMSA	CID001337	CFSI compliant
Tin	PT Bangka Putra Karya	CID001412	CFSI compliant
Tin	PT Bangka Tin Industry	CID001419	CFSI compliant

Tin	PT Bukit Timah	CID001428	CFSI compliant
Tin	PT DS Jaya Abadi	CID001434	CFSI compliant
Tin	PT Eunindo Usaha Mandiri	CID001438	CFSI compliant
Tin	PT Mitra Stania Prima	CID001453	CFSI compliant
Tin	PT REFINED BANGKA TIN	CID001460	CFSI compliant
Tin	PT Stanindo Inti Perkasa	CID001468	CFSI compliant
Tin	PT Tambang Timah	CID001477	CFSI compliant
Tin	PT Timah (Persero), Tbk	CID001482	CFSI compliant
Tin	PT Tinindo Inter Nusa	CID001490	CFSI compliant
Tin	Thaisarco	CID001898	CFSI compliant
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036	CFSI compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CID002158	CFSI active
Tin	Yunnan Tin Company, Ltd.	CID002180	CFSI compliant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	TI-CMC
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	CFSI compliant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	CFSI compliant
Tungsten	Global Tungsten & Powders Corp.	CID000568	CFSI compliant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	TI-CMC/CFSI active
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	CFSI compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	CFSI compliant
Tungsten	Xiamen Tungsten Co., Ltd	CID002082	CFSI compliant